EXHIBIT 99.1

Air Methods Reports Year 2013 Results and 1Q2014 Update

DENVER, Feb. 27, 2014 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the year and fourth quarter ended December 31, 2013.

For the year, revenue increased 4% to $881.6 million compared to $850.8 million in the prior year. Net income decreased 33% to $62.3 million, or $1.54 per diluted share, in the current year from $93.2 million, or $2.39 per diluted share, in the prior year. Earnings before interest, depreciation and amortization, and income tax expenses (EBITDA) decreased 21% to $202.3 million compared to $257.4 million in the prior year. (See the table at the end of this release for a reconciliation of EBITDA, a non-GAAP measure, to net income, a GAAP measure.)

For the fourth quarter, revenue increased 3% to $223.8 million as compared with $216.2 million during the prior-year period. Net income decreased 38% to $13.3 million, or $0.29 per diluted share, compared to net income of $21.4 million, or $0.55 per diluted share, in the prior-year period. EBITDA decreased 22% to $47.1 million compared to $60.0 million in the prior-year quarter.

The 2013 fourth quarter includes $2.4 million in pre-tax charges associated with severance for certain terminated employees, reserves for pending legal matters, impairment/disposition losses on aircraft and certain intangible assets, and transaction costs associated with acquisition activities.

Basic and diluted earnings per share for the quarter and year ended December 31, 2013 were reduced by $0.05 for the impact of an equity put option related to one of our redeemable non-controlling interests in one of our consolidated subsidiaries. The equity put option allows the non-controlling interest party to sell its ownership interest in a joint venture to the Company at a future date for a minimum pre-established amount. While net income on the consolidated statement of comprehensive income was not reduced by the amount of this equity put option, earnings per share are required to be calculated after reducing net income by the amount of the equity put option.

On December 13, 2013, via a newly formed subsidiary Blue Hawaiian Holdings, LLC, the Company acquired 100% of the membership interests of Helicopter Consultants of Maui, LLC (doing business as Blue Hawaiian Helicopters) and certain of its affiliates (collectively, BHH). The former owners of BHH hold a 10% ownership interest in Blue Hawaiian Holdings, LLC, which the Company can redeem at any time for a price based on BHH's current operating results. On December 31, 2012, the Company acquired all of the outstanding common stock of Sundance Helicopters, Inc. and all of the aircraft owned by two affiliated entities (collectively, Sundance). The results of operations for the year and quarter ended December 31, 2013 include the operations of Sundance and of BHH from the date of acquisition.

Fourth Quarter Highlights

Net patient transport revenue increased less than 1% to $153.3 million from $152.9 million in the prior-year quarter. Net revenue per patient transport increased 2% to $11,686 from $11,448 in the prior-year quarter. Total patient transports from community-based locations decreased 3% to 12,881 from 13,334. Patient transports from community-based locations open greater than one year (Same-Base Transports) decreased 789 transports, as compared with the prior-year quarter. Weather cancellations for these same-base locations increased by 84 transports compared with the prior-year quarter. Air medical services contract revenue decreased by 18% to $45.8 million from $56.1 million.

Maintenance expense (excluding tour operations) for the fourth quarter of 2013 compared to the prior-year period decreased by 13%, or $3.7 million, while flight volume decreased by 9%. Fuel costs (excluding tour operations) remained unchanged at $6.5 million compared with the prior-year quarter.

Revenue and divisional net income from tour operations were $14.2 million and $1.3 million, respectively, for the quarter ended December 31, 2013.

Revenue from our United Rotorcraft Division, excluding revenue generated from internal projects, increased to $9.3 million from $5.6 million in the prior-year quarter, a 66% increase. Excluding internal projects, the division generated a net loss of $1.0 million in the current-year quarter compared to net loss of $0.6 million in the prior-year quarter.

The Company also provided an update on preliminary January 2014 flight volume and net revenue per patient transport. Total community-based transports during January 2014 were 4,479 compared with 3,989 during January 2013, reflecting a 12% increase. Same-Base Transports for January increased 317 transports, or 8%, while weather cancellations for these same bases decreased by 362 transports. Preliminary net revenue per patient transport during January 2014 increased to $11,235 compared with $10,168 during January 2013, an 11% increase. The Company also announced that community-based transports for February to-date reflect a 4% increase, despite a 2% increase in weather cancellations.

Aaron Todd, Chief Executive Officer, stated, "We are pleased to see a return to growth in our community-based transports year-to-date in 2014, while also realizing healthy growth in net revenue per patient transport in January. With 2013 reflecting the first year of our diversification into tour operations, we are especially pleased to have generated accretive results with segment net income of $6.3 million on revenue of $56.6 million. We anticipate that our recent acquisition of Blue Hawaiian Helicopters will further supplement this accretion in 2014."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 53212166, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to anticipated results from the acquisition of Blue Hawaiian Helicopters and the Company's preliminary January and February 2014 operational and financial results, including those related to (i) total community-based patient transports, (ii) same base transports, (iii) weather cancellations, and (iv) net revenue per patient transport, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services,  United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Non-GAAP Financial Information: This press release discusses EBITDA, which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP). The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization and gain or loss on disposition of assets. A table is provided in this press release to reconcile such non-GAAP financial measure to net income, which is the most directly comparable financial measure prepared in accordance with GAAP. Such table below includes all information reasonably available to the Company at the date of this press release and adjustments that the Company can reasonably predict. Events that could cause the reconciliation to change include, but are not limited to, acquisitions and divestitures of businesses and goodwill and other asset impairments.

To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that this non-GAAP measure provides useful information about the Company's core operating results and thus is appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes the additions and subtractions from net income used to calculate EBITDA reflect the measurements that its bank creditors and third party stock analysts use in evaluating the Company. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses this non-GAAP measure to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	December 31, 2013	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$ 9,862	$ 3,818
Trade receivables, net	237,856	232,929
Other current assets	92,832	70,058

Total current assets	340,550	306,805

Net property and equipment	664,842	597,238
Other assets, net	247,149	214,820

Total assets	$ 1,252,541	$ 1,118,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 2,616	$ 3,570
Current portion of indebtedness	68,531	63,139
Accounts payable, accrued expenses and other	91,171	76,743

Total current liabilities	162,318	143,452

Long-term indebtedness	608,287	581,019
Other non-current liabilities	105,864	94,782

Total liabilities	876,469	819,253

Redeemable non-controlling interests	8,113	-

Total stockholders' equity	367,959	299,610

Total liabilities and stockholders' equity	$ 1,252,541	$ 1,118,863

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue:
Patient transport revenue, net	$ 153,331	152,853	587,899	590,718
Air medical services contract revenue	45,769	56,102	204,512	224,956
Tourism revenue	14,206	-	56,591	-
Product operations	9,279	5,594	24,305	28,832
Other	1,197	1,679	8,294	6,306
Total revenue	223,782	216,228	881,601	850,812

Expenses:
Operating expenses	146,866	130,449	568,230	500,632
General and administrative	30,455	26,913	113,035	97,324
Depreciation and amortization	19,865	20,064	79,655	82,524
	197,186	177,426	760,920	680,480

Operating income	26,596	38,802	120,681	170,332

Interest expense	(5,154)	(4,764)	(20,323)	(20,651)
Other, net	172	624	1,136	3,263

Income before income taxes	21,614	34,662	101,494	152,944

Income tax expense	(8,610)	(13,241)	(39,425)	(59,792)

Net income	13,004	21,421	62,069	93,152

Loss attributable to redeemable non-controlling interests	(270)	-	(270)	-

Net income attributable to Air Methods Corporation and subsidiaries	$ 13,274	21,421	62,339	93,152

Income per common share:
Basic	$ 0.29	0.55	1.55	2.41
Diluted	$ 0.29	0.55	1.54	2.39

Weighted average common shares outstanding:
Basic	39,042,683	38,721,452	38,923,206	38,594,286
Diluted	39,273,193	39,064,823	39,210,392	39,044,468

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income attributable to Air Methods Corporation and subsidiaries	$ 13,274	21,421	62,339	93,152

Interest expense	5,154	4,764	20,323	20,651
Income tax expense	8,610	13,241	39,425	59,792
Depreciation and amortization	19,865	20,064	79,655	82,524
Loss on disposition of assets, net	193	555	519	1,329

EBITDA	$ 47,096	60,045	202,261	257,448
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591